News Release 119
Feb 8, 2012
LBSR: OTCBB　LBVN: Frankfurt
http://www.LibertyStarUranium.com

FOR IMMEDIATE RELEASE

Liberty Star Provides 2012 Exploration Update, Hay Mountain, Arizona

Tucson, Ariz.--Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCBB) is pleased to provide an updated program for exploration activity on its Hay Mountain claims for copper, molybdenum (moly), gold and other metals.  Two claim areas comprising the Company’s Tombstone Porphyry-Precious Metals Project and the Hay Mountain block will be the first to undergo further exploration.  After review of 41-101 style reports compiled by SRK Consulting (see NR 110,111, 114), Chief Geologist and CEO James Briscoe has concluded that the Hay Mountain claims present the greatest potential for the discovery of copper, moly, gold and other metals on Liberty Star’s southeastern Arizona holdings.  The 2012 exploration program will include:

1.
Liberty Star already has data from a small, detailed vegetation survey from 1998 that shows a porphyry copper style anomaly in the northern portion of the Hay Mountain Project.  With this conformational data, additional coverage was obviously a priority.  The 1,273 geochemical samples collected over the summer and fall months of 2011 have been shipped and are in the process of specialized preparation at the MEG (Minerals Exploration Geochemistry) sample preparation laboratory at Carson City, Nevada.  These samples consist of rock chip, soil and vegetation samples from 632 sites over an approximate area of 14 square miles centered on the Hay Mountain target.  MEG Labs, managed by geochemist Shea Clark Smith, specializes in careful sample preparation of all types of geochemical samples.  After preparation, including thorough homogenization, randomization and insertion of control samples, a 200 gram sample will be sent to a certified lab in British Columbia, Canada. (See NR 114 for the reported break down by type)

2.
ZTEM geophysics provided by Geotech Ltd., Ontario, Canada are planned. ZTEM will be flown by helicopter at a low level over the claims.  The lines will be spaced  400 meters apart and readings will be taken about every eight meters or less.  From this survey a detailed magnetic survey and a detailed electromagnetic (EM) measurement to a depth of about 6,000 feet will be produced.  This EM signature will give a detailed shape information of any mineralized  bodies and their depth, while the geochemical  information will indicate metal zoning patterns which are characteristic of porphyry coppers and associated precious metal mineralization.

3.	Plotting of results of the above data, interpretation and definition of targets will follow.

4.	Phase 1 permitting of up to 30 potential drill sites to allow flexibility in drill placement and drilling of 5 to 10 Phase 1 drill holes is next.

5.	Phase 2 drilling – will take place after positive interpretation of Phase 1 drilling.

According to Mr. Briscoe, “the SRK technical reports are a great foundation for us to build on.  The geochemical lab results and ZTEM analysis will make our Phase 1 drilling program cost effective and efficient. We have roads, plenty of qualified staff and consultants in the region, and great weather conditions to conduct our Phase 1 drilling program.  Hay Mountain is a very large geochemical -aeromagnetic anomaly of about 4 square miles and could host a very large mineral system.  We are progressing carefully and methodically to be sure we place our drill holes accurately to test the targets we expect to be revealed by steps 1, 2, and 3 above. We will make periodic announcements on our progress in the area.  I look forward to many days in the field this year.”

In Alaska, Liberty Star Management continues discussions with various entities and hopes to obtain suitable funding to mount a drilling program this summer.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Safe Harbor
Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include: that the Company’s Tombstone Porphyry- Precious Metals Project and the Hay Mountain block will be the first to undergo further exploration; that the Hay Mountain claims present the greatest potential for the discovery of copper, moly, gold and other metals; that Hay Mountain could host a very large mineral system; and that targets are expected to be revealed by our exploration program.
Factors which may delay or prevent these forward-looking statements from being realized include:  the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; and an inability to continue exploration due to weather, logistical problems or hazards even if funds are available. Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
Phone (520)425-1433
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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